                                                                   EXHIBIT 99.0
                   [Company Logo and Address]






                                                 January 6, 1997



Dear Stockholder:

         You are cordially invited to attend the third annual meeting of stockholders of Long Island Bancorp, Inc. (the "Company") which will be held on February 18, 1997, at 9:30 a.m., at the Huntington Hilton, 598 Broadhollow Road, Melville, New York (the "Annual Meeting"). The attached Notice of Annual Meeting and Proxy Statement describe the business to be transacted at the Annual Meeting.

         The major business to be transacted at the Annual Meeting will be the election of directors and the ratification of KPMG Peat Marwick LLP as our auditors. Officers of the Company as well as representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting to respond to any questions that our stockholders may have regarding the business to be transacted.

         The Board of Directors of the Company has determined that the matters to be considered at the Annual Meeting are in the best interests of the Company and its stockholders. For the reasons set forth in the Proxy Statement, the Board unanimously recommends a vote "FOR" each matter to be considered.

         It is important that your shares be represented at the Annual Meeting whether or not you are present. Please be sure to sign, date and mail the enclosed Proxy Card in the postage-paid envelope provided, even if you plan to attend in person.

         If you attend the Annual Meeting, you may vote in person even if you have already mailed in your Proxy.

         On behalf of the Board of Directors and all the employees of the Company and The Long Island Savings Bank, FSB, I thank you for your continued support.

                             Sincerely,


                             /s/ John J. Conefry, Jr.

                             John J. Conefry, Jr.
                             Chairman of the Board, President and
                             Chief Executive Officer

                              [Company Logo and Address]




                       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON FEBRUARY 18, 1997

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Long Island Bancorp, Inc. (the "Company") will be held on February 18, 1997, at 9:30 a.m., at the Huntington Hilton, 598 Broadhollow Road, Melville, New York (the "Annual Meeting").

         A Proxy Statement and Proxy Card for the Annual Meeting are enclosed.

         The Annual Meeting is for the purpose of considering and voting upon the following matters:

         1. The election of five directors of the Company for terms of three years each;

         2. The ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending September 30, 1997; and

         3. Such other business as may properly come before the Annual Meeting or any adjournment thereof.

Note: The Board of Directors of the Company is not aware of any other business to come before the Annual Meeting.

         Any action may be taken on any one of the foregoing proposals at the Annual Meeting on the date specified above or on any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned.
Stockholders of record at the close of business on December 23, 1996, are the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be open for examination by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours at the Company's principal office located at 201 Old Country Road, Melville, New York for a period of ten days prior to the Annual Meeting and will also be available at the Annual Meeting.

         You are requested to fill in, sign and date the enclosed proxy which is solicited by the Board of Directors and to return it promptly by mail in the enclosed envelope. The proxy will not be used if you attend and vote in person at the Annual Meeting.

                             By Order of the Board of Directors,


                             /s/ Roger Teurfs

                             Roger Teurfs
                             Secretary


Melville, New York
January 6, 1997

________________________________________________________________________________
IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE YOUR COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO INSURE A QUORUM. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.
________________________________________________________________________________

________________________________________________________________________________

                              LONG ISLAND BANCORP, INC.
                                 201 Old Country Road
                              Melville, New York  11747
                                    (516) 547-2000

                                   PROXY STATEMENT
                            ANNUAL MEETING OF STOCKHOLDERS
                                  February 18, 1997
________________________________________________________________________________


________________________________________________________________________________
                                       GENERAL
________________________________________________________________________________


         This Proxy Statement is furnished to stockholders of Long Island Bancorp, Inc. (the "Company") in connection with the solicitation by the Board of Directors of the Company (the "Board of Directors") of proxies to be used at the Annual Meeting of Stockholders to be held on February 18, 1997, at 9:30 a.m., at the Huntington Hilton, 598 Broadhollow Road, Melville, New York (the "Annual Meeting"), and at any adjournment thereof. Only holders of record of the Company's issued and outstanding common stock, par value $0.01 per share (the "Common Stock"), as of the close of business on December 23, 1996 (the "Record Date") are entitled to vote at the Annual Meeting and any adjournments thereof. The accompanying Notice of Annual Meeting and form of proxy, the 1996 Annual Report to Stockholders, including the consolidated financial statements for the fiscal year ended September 30, 1996, and this Proxy Statement are being first mailed on or about January 6, 1997 to all stockholders entitled to vote at the Annual Meeting.

________________________________________________________________________________
                          VOTING AND REVOCABILITY OF PROXIES
________________________________________________________________________________

         A majority of the holders of the Common Stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business. In order to insure a quorum, stockholders are requested to vote by completing the enclosed Proxy Card and returning it signed and dated in the enclosed postage-paid envelope. Stockholders are urged to indicate their vote in the spaces provided on the Proxy Card. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS GIVEN THEREIN. WHERE NO INSTRUCTIONS ARE INDICATED, PROXIES WILL BE VOTED FOR THE SPECIFIC PROPOSALS PRESENTED IN THIS PROXY STATEMENT. Proxies marked as abstentions will not be counted as votes cast. In addition, shares held in street name which have been designated by brokers on Proxy Cards as not voted will not be counted as votes cast. Proxies marked as abstentions or as broker non-votes, however, will be treated as shares present for purposes of determining whether a quorum is present. In the event that there are not sufficient votes for a quorum or to approve or ratify any proposal at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

         The election of directors shall be by a plurality of votes cast by the holders present in person or by proxy of shares entitled to vote thereon. The holders of Common Stock may not vote their shares cumulatively for election of directors.

         As to the ratification of KPMG Peat Marwick LLP as independent auditors of the Company and all other matters that may properly come before the Annual Meeting, by checking the appropriate box, a shareholder may: (i) vote "FOR" the item; (ii) vote "AGAINST" the item; or (iii) "ABSTAIN" from voting on such item. Under the Company's Restated Bylaws (the "Bylaws"), unless otherwise required by law, the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation") or the Bylaws, all matters submitted to stockholders at any meeting, other than the election of directors, shall be decided by the affirmative vote of a majority of the shares present in person or represented by proxy at such meeting and entitled to vote on such matters.


         The Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting. Execution of a proxy, however, confers on the designated proxyholders discretionary authority to vote the shares in accordance with their best judgment with respect to the election of any person as a director where the nominee is unable to serve or for good cause will not serve, matters incident to the conduct of the Annual Meeting, and such other business, if any, that may properly come before the Annual Meeting or any adjournments thereof.

         A proxy may be revoked at any time prior to its exercise by the filing of a written notice of revocation with the Secretary of the Company, by delivering a duly executed proxy bearing a later date to the Secretary of the Company at the address listed above, or by attending the Annual Meeting and voting in person.

         The cost of solicitation of proxies in the form enclosed herewith will be borne by the Company. In addition to the solicitation of proxies by mail, D.F. King & Co., Inc., a proxy soliciting firm, will assist the Company in soliciting proxies for the Annual Meeting and will be paid a fee of $6,000, plus reimbursement for out-of-pocket expenses. Proxies also may be solicited personally or by telephone or telegraph by directors, officers and regular employees of the Company and The Long Island Savings Bank, FSB (the "Bank"), without additional compensation therefor. The Company will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners, and will reimburse such holders for reasonable expenses incurred in connection therewith.


________________________________________________________________________________
                   VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
________________________________________________________________________________

GENERAL

         Stockholders of record as of the close of business on the Record Date are entitled to one vote for each share of Common Stock then held except as described below. As of the Record Date, there were 24,558,346 shares of Common Stock outstanding.

         As provided in the Certificate of Incorporation, record holders of Common Stock who, directly or indirectly, beneficially own in excess of 10% of the outstanding shares of Common Stock (the "Limit") are not entitled to any vote in respect of the shares held in excess of the Limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as persons acting in concert with, such person or entity. The Certificate of Incorporation authorizes the Board of Directors (i) to make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own Common Stock in excess of the Limit supply information to the Company to enable the Board of Directors to implement and apply the Limit.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         Persons and groups owning in excess of 5% of the Common Stock are required to file certain reports regarding such ownership pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Based upon such reports, the following table sets forth, as of December 1, 1996, certain information as to the Common Stock beneficially owned by persons owning in excess of 5% of the outstanding shares of Common Stock. Management knows of no person, except as listed below, who owned more than 5% of the Company's outstanding shares of Common Stock as of December 1, 1996.


Name and Address of          Amount and Nature of
  Beneficial Owner            Beneficial Ownership     Percent of Class
  ----------------            --------------------     ----------------

The LISB Employee Stock        2,056,795 shares(1)         8.30 %
Ownership Trust
114 W. 47th Street
New York, New York 10036

Wellington Management Company   1,366,140 shares(2)        5.51 %
75 State Street
Boston, Massachusetts 02109

____________________

(1) The Employee Stock Ownership Plan ("ESOP") is administered by a committee consisting of three employees of the Bank who were appointed by the Board of Directors of the Bank. The ESOP's assets are held in trust (the "ESOP Trust"), for which United States Trust Company of New York serves as trustee (the "ESOP Trustee"). The terms of the ESOP provide that, subject to the ESOP Trustee's fiduciary responsibilities under the Employee Retirement Income Security Act of 1974, as amended, the ESOP Trustee will vote, tender or exchange shares of Common Stock held in the ESOP Trust in accordance with the following rules. The ESOP Trustee will vote, tender or exchange shares of Common Stock allocated to participants' accounts in accordance with instructions received from the participants. The ESOP Trustee will vote allocated shares as to which no instructions are received and any shares in the "suspense account" or that otherwise have not been allocated to participants' accounts in the same proportion as allocated shares with respect to which the ESOP Trustee receives instructions are voted. The ESOP Trustee will tender or exchange any shares in the suspense account or that otherwise have not been allocated to participants' accounts in the same proportion as allocated shares with respect to which the ESOP Trustee receives instructions are tendered or exchanged. With respect to allocated shares as to which no instructions are received, the ESOP Trustee will be deemed to have received instructions not to tender or exchange such shares.

(2) According to its filing on Schedule 13G with the Securities and Exchange Commission dated August 15, 1996, Wellington Management Company acquired such interest through its subsidiary Wellington Trust Company, N.A. and claims sole voting power over 428,320 shares of Common Stock, shared voting power with respect to 195,150 shares of Common Stock and shared dispositive power as to 1,366,140 shares of Common Stock. Shares of Common Stock beneficially owned by Wellington Management Company are owned by a variety of investment advisory clients of Wellington Management Company. No such client is known to have an interest in more than 5% of the Common Stock.

STOCK OWNERSHIP OF MANAGEMENT

         The table below presents the shares of Common Stock and the percentage of Common Stock beneficially owned as of September 30, 1996 by (i) the Company's directors, (ii) the executive officers named in the "Summary Compensation Table" below (see "Executive Compensation") and (iii) the Company's directors and executive officers, as a group.

                                                      Shares of Common Stock     Percent
                             Position(s)                Beneficially Owned       of Class
Name                         with the Company         (1)   (2)   (3)   (4)         (5)
----                         ----------------       ----------------------       --------
John J. Conefry, Jr.         Chairman of the Board,
                             President and CEO                265,685             1.08%

William E. Viklund (6)       Retired President and
                             Director                          22,390              .09%

Lawrence W. Peters           Director                          25,909              .11%

Bruce M. Barnet (7)          Executive Vice President,
                             Director                          35,012              .14%

Clarence M. Buxton           Director                          75,948              .31%

Edwin M. Canuso              Director                          66,466              .27%

Richard F. Chapdelaine       Director                          77,966              .32%

Brian J. Conway              Director                          76,167              .31%

Robert J. Conway (8)         Director                          64,511              .26%

Frederick DeMatteis          Director                          91,071              .37%

George R. Irvin (9)          Director                          73,240              .30%

Herbert J. McCooey           Director                          58,484              .24%

Robert S. Swanson, Jr.       Director                          63,230              .26%

James B. Tormey,M.D.(10)     Director                          48,932              .20%

Leo J. Waters                Director                          38,294              .16%

Donald D. Wenk (11)          Director                         102,600              .42%

Troy J. Baydala              Director Emeritus                 40,319              .16%

Joseph P. Bryant             Executive Vice President          42,515              .17%

W. Douglas Singer            Executive Vice President          63,005              .26%

Mark Fuster                  Executive Vice President          62,258              .25%

Robert T. Volk               Executive Vice President          56,852              .23%

All directors and
executive officers as a
group (21 persons)                                          1,450,854             5.89%


                                         -4-

(1) Unless otherwise indicated, each person effectively exercises sole voting and dispositive power as to the shares reported.

(2) Includes options granted under the Long Island Bancorp, Inc. 1994 Stock Incentive Plan (the "Stock Incentive Plan") or the Long Island Bancorp, Inc. 1994 Non-Employee Directors Stock Option Program (the "Director Stock Option Program") which are currently exercisable. Excludes remaining options granted in 1994 which are exercisable in two equal installments beginning on March 29, 1998, options granted in 1995 which are exercisable in three equal installments beginning on March 29, 1998, and options granted in 1996 which are exercisable in four equal installments beginning on March 29, 1998.

(3) Includes shares awarded under The Long Island Savings Bank Management Recognition and Retention Plan for Executive Officers (the "Executive Officer MRP") and The Long Island Savings Bank Management Recognition and Retention Plan for Non-Employee Directors (the "Director MRP" and, together with the Executive Officer MRP, the "MRPs"). Under the MRPs, awards are granted in the form of shares of Common Stock held by the MRPs. Directors and executive officers earn shares of Common Stock covered by the award at a rate of 20% per year commencing one year from the date of the award. Shares awarded in 1996 primarily vest 50% on March 29, 1997 and 50% on March 29, 1998.

(4)  Includes 1,726, 0, 1,105, 1,498, 1,498, and 1,438 shares allocated under the ESOP to the accounts of Messrs. Conefry, Viklund, Bryant, Singer, Fuster, and Volk, respectively.

(5) The total number of shares of Common Stock outstanding on September 30, 1996 was 24,644,157. For purposes of this table, 581,460 shares of Common Stock subject to stock options granted, in the aggregate, to all directors and executive officers are not considered outstanding as such options are not exercisable prior to March 29, 1998.

(6) Mr. Viklund resigned his Board and management positions with the Company and Bank, effective September 6, 1996.

(7)  Mr. Barnet was elected Executive Vice President, Director of Real Estate
     and Development for both the      Company and the Bank on October 3, 1996

(8) Of the 64,511 shares of Common Stock beneficially owned, Mr. Robert J. Conway has sole voting and investment power with respect to 56,511 shares of Common Stock and has shared voting and investment power with respect to 8,000 shares of Common Stock.

(9) Of the 73,240 shares of Common Stock beneficially owned, Mr. Irvin has sole voting and investment power with respect to 10,749 shares of Common Stock and has shared voting and investment power with respect to 62,491 shares of Common Stock.

(10) Of the 48,932 shares of Common Stock beneficially owned, Dr. Tormey has sole voting and investment power with respect to 46,932 shares of Common Stock and has shared voting and investment power with respect to 2,000 shares of Common Stock.

(11) Of the 102,600 shares of Common Stock beneficially owned, Mr. Wenk has sole voting and investment power with respect to 95,600 shares of Common Stock and has shared voting and investment power with respect to 7,000 shares of Common Stock.

________________________________________________________________________________
                                    PROPOSAL NO. 1
                                ELECTION OF DIRECTORS
________________________________________________________________________________


         The Board of Directors of the Company consists of fifteen directors divided into three classes, Class I, Class II and Class III directors, and one director emeritus. Upon election by the stockholders, the directors of each class serve for a term of three years, with the directors of one class elected each year. The Class I directors, consisting of Messrs. Conefry, Chapdelaine, Irvin and Tormey, were elected to terms of office expiring at the 1998 annual meeting of stockholders. The Class II directors, consisting of Messrs. DeMatteis, McCooey, Swanson, Canuso, Barnet and Peters were granted terms of office expiring at the 1999 annual meeting of stockholders of the Company. The Class III directors, consisting of Messrs. Buxton, Conway (Brian J.), Conway (Robert J.), Waters and Wenk, were granted terms of office expiring at the 1997 annual meeting of stockholders. In all cases, directors serve until their respective successors are duly elected and qualified.

         The directors whose terms expire at the Annual Meeting are Messrs. Buxton, Conway (Brian J.), Conway (Robert J.), Waters and Wenk. Each of these directors (each a "Board Nominee") has been nominated by the Board to stand for reelection, and, if elected, to serve for a term expiring at the annual meeting of stockholders to be held in 2000. Each Board Nominee has consented to being named in this Proxy Statement and to serve if elected.

         UNLESS OTHERWISE INSTRUCTED, IT IS THE INTENTION OF THE PROXY HOLDERS TO VOTE THE PROXIES RECEIVED BY THEM IN RESPONSE TO THIS SOLICITATION FOR THE ELECTION OF THE BOARD NOMINEES AS DIRECTORS. IF ANY BOARD NOMINEE SHOULD REFUSE OR BE UNABLE TO SERVE, THE PROXIES WILL BE VOTED FOR SUCH PERSON AS SHALL BE DESIGNATED BY THE BOARD TO REPLACE ANY SUCH NOMINEE. THE BOARD PRESENTLY HAS NO KNOWLEDGE THAT ANY OF THE BOARD NOMINEES WILL REFUSE OR BE UNABLE TO SERVE.

     THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE BOARD  NOMINEES.

BOARD NOMINEES, DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth certain information regarding the Board Nominees and the other members of the Board of Directors of the Company.


                                  POSITION(S) HELD WITH    DIRECTOR    TERM
NAME                    AGE(1)    THE COMPANY              SINCE(2)    EXPIRES
----                    ------    ---------------------    ---------   -------

John J. Conefry, Jr.       52     Chairman of the Board,
                                  President and CEO        01/15/80      1998

Lawrence W. Peters         66     Director                 04/25/89      1999

Bruce M. Barnet(3)         44     Executive Vice President,
                                  Director                 06/24/86      1999

Clarence M. Buxton         69     Director                 01/15/74      1997

Edwin M. Canuso            71     Director                 05/19/70      1999

Richard F. Chapdelaine(4)  71     Director                 11/22/88      1998

Brian J. Conway(5)         38     Director                 03/28/89      1997

Robert J. Conway(5)        61     Director                 08/17/83      1997

                                  POSITION(S) HELD WITH    DIRECTOR    TERM
NAME                    AGE(1)    THE COMPANY              SINCE(2)    EXPIRES
----                    ------    ---------------------    ---------   -------

Frederick DeMatteis        73     Director                 04/20/65      1999
George R. Irvin(3)         69     Director                 09/21/76      1998
Herbert J. McCooey         70     Director                 07/21/64      1999
Robert S. Swanson, Jr.     71     Director                 08/20/68      1999
Dr. James B. Tormey        67     Director                 01/19/82      1998
Leo J. Waters              61     Director                 03/27/90      1997
Donald D. Wenk             66     Director                 01/15/74      1997
Troy J. Baydala            78     Director Emeritus        08/15/72        -

____________________

(1) As of November 1, 1996.

(2) All directors commenced service as directors of the Company on December 20, 1993, the date of the Company's incorporation. The dates set forth above are the dates the individuals commenced service as directors of the Bank.

(3) Bruce M. Barnet is the son-in-law of George R. Irvin.

(4) Mr. Chapdelaine served on the Board of Directors of the Bank from August 1968 to March 1986, at which time he left the Board. He was reappointed to the Board of Directors of the Bank in November 1988.

(5) Brian J. Conway is the nephew of Robert J. Conway.

         The following table sets forth certain information regarding the executive officers who are not directors of the Company.


                                  POSITION(S) HELD WITH
NAME                    AGE(1)    THE COMPANY
----                    ------    ---------------------

William  E. Viklund        56     Former President

Joseph P. Bryant           49     Executive Vice President

W. Douglas Singer          46     Executive Vice President

Mark Fuster                49     Executive Vice President/Treasurer

Robert T. Volk             44     Executive Vice President

____________________

(1) As of November 1, 1996.

         Mr. Fuster has served as an executive officer of the Company since December 21, 1993, the first meeting of the Board of Directors of the Company. Messrs. Bryant, Singer and Volk have served as executive officers of the Company since July 26, 1994, March 29, 1994 and July 26, 1994, respectively. All executive officers of the Company are elected annually and serve at the will of the Board of Directors, until their respective successors have been elected and qualified.
                                         -7-

BIOGRAPHICAL INFORMATION

         Set forth below is certain information with respect to the directors, Board Nominees and executive officers of the Company. Unless otherwise indicated, the principal occupation listed for each person below has been his principal occupation for the past five years.

DIRECTORS AND BOARD NOMINEES

    JOHN J. CONEFRY, JR. has served as the Chairman of the Board of Directors and Chief Executive Officer of the Company since December 21, 1993, the first meeting of the Board of Directors of the Company, and as Chairman of the Board of Directors of the Bank since January 25, 1994. He joined the Bank as an employee on September 6, 1993 as Vice Chairman. On November 23, 1993, he was elected Chief Executive Officer of the Bank. Mr. Conefry has been a Director of the Bank since January 15, 1980. On September 7, 1996 he assumed the Presidency of the Company and of the Bank. Mr. Conefry previously was employed by Merrill Lynch, Pierce, Fenner & Smith, Inc., where he had been a Senior Vice President since 1981. Prior to that, he had been a partner in the public accounting firm of Deloitte, Haskins & Sells. Mr. Conefry also serves on a number of boards of not-for-profit organizations.

    WILLIAM E. VIKLUND was a director and President of the Company from its formation in 1993 to September 6, 1996. Mr. Viklund resigned his management and board positions with the Company and Bank on September 6, 1996.

    LAWRENCE W. PETERS has been a director of the Company since its formation in 1993. He joined the Bank on April 13, 1989 as a Senior Executive Vice President and Chief Lending Officer. Mr. Peters retired from his management position on May 23, 1995. Prior to joining the Bank, Mr. Peters was employed by Dime Savings Bank of New York as Vice Chairman and Director, and was in charge of all lending functions.

    BRUCE M. BARNET has been a director of the Company since its formation in 1993. He became a director of the Bank on June 24, 1986. As the President of Sunset Developers, Inc., a real estate brokerage firm, he was active in the development, sale and management of residential and commercial real estate in the New York area since 1985. On October 3, 1996, Mr. Barnet was appointed Executive Vice President, Director of Real Estate and Development, of the Company and the Bank.

    CLARENCE M. BUXTON has been a director of the Company since its formation in 1993. He became a director of the Bank on January 15, 1974. Mr. Buxton is a partner in Buxton, Davidson Associates, an employee benefit and estate planning firm.

    EDWIN M. CANUSO has been a director of the Company since its formation in 1993. He became a director of the Bank on May 19, 1970. He served the Bank for 16 years as the Senior Executive Vice President in charge of real estate management, development, construction and joint ventures. Mr. Canuso retired from the Bank on January 1, 1993. He currently serves in a consulting capacity to the Bank.

    RICHARD F. CHAPDELAINE has been a director of the Company since its formation in 1993. He became a director of the Bank on August 20, 1968. He is the Chairman of the Board of Chapdelaine Corporate Securities & Co. and Chapdelaine & Co., Inc., both firms dealing in financial services. He serves on the Boards of St. Francis Hospital, Niagara University Emeritus, and Golden Bear International.

    BRIAN J. CONWAY has been a director of the Company since its formation in 1993. He became a director of the Bank on March 28, 1989. He is a Managing Director of TA Associates, Inc., a private equity investment firm.

    ROBERT J. CONWAY has been a director of the Company since its formation in 1993. He became a director of the Bank on August 17, 1983. Mr. Conway was employed by AMF for 29 years. His last position with AMF was Corporate Vice President and Group Executive of the Worldwide Bowling Products Group. He has worked as a professional equities trader and currently is a private real estate investor.

    FREDERICK DEMATTEIS has been a director of the Company since its formation in 1993. He became a director of the Bank on April 20, 1965. Mr. DeMatteis is the Chairman of the Board and CEO of Leon D. DeMatteis Corporation, a real estate development and construction firm. He is the Chairman of the Board for St. Vincents Services and the Chairman of the Board of DM Airport Developers, Inc. He serves on the Boards of St. Francis Hospital, Building Future Council, Chairman of RY Management Co., Inc., and the Signet Hotel Corporation.

    GEORGE R. IRVIN has been a director of the Company since its formation in 1993. He became a director of the Bank on September 21, 1976. As President of Realty Syndicates Co., Mr. Irvin is an active developer of residential and commercial real estate on Long Island.

    HERBERT J. MCCOOEY has been a director of the Company since its formation in 1993. He became a director of the Bank on July 21, 1964. Mr. McCooey is retired. Prior to his retirement he served as Executive Vice President of Robb, Peck, McCooey & Co., Inc., a specialist firm on the New York Stock Exchange. He was also a Senior Floor Governor of the New York Stock Exchange.

    ROBERT S. SWANSON, JR. has been a director of the Company since its formation in 1993. He became a director of the Bank on August 20, 1968. Mr. Swanson served as Chairman of the Board of S.B. Thomas Inc., a specialty baking company. He retired in 1976.

    JAMES B. TORMEY, M.D. has been a director of the Company since its formation in 1993. He became a director of the Bank on January 19, 1982. Since January 1, 1995 he has been retired from the active practice of medicine. Dr. Tormey has served as a member of the Medical Ethics Committee of the Catholic Diocese of Rockville Centre. He is a limited partner in the Rockville Centre Medical Realty Association.

    LEO J. WATERS has been a director of the Company since its formation in 1993. He became a director of the Bank on March 27, 1990. He is the President of a private investment consulting firm.

    DONALD D. WENK has been a director of the Company since its formation in 1993. He became a director of the Bank on January 15, 1974. From June 23, 1992 until January 25, 1994, Mr. Wenk served as Chairman of the Board of Directors of the Bank. From January 25, 1994 until January 23, 1996, Mr. Wenk served as Chairman of the Executive Committee of the Board of Directors of the Bank. He is the Chairman of the Board of American Casting & Manufacturing Corporation, and he also serves on the Board of St. Francis Hospital.

    TROY J. BAYDALA has been a director emeritus of the Company since soon after its formation in 1993. He became a director of the Bank on August 15, 1972 and retired from the Board of the Bank on December 8, 1992 upon reaching the mandatory retirement age of 75. Mr. Baydala retired in 1983 from his position as Executive Vice President and Secretary of the Bank. He previously served as a Senior Vice President of Franklin National Bank, where he worked for 23 years. Mr. Baydala was the President of the New York chapter of the American Institute of Real Estate Appraisers (MAI).

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS


    JOSEPH P. BRYANT has been an Executive Vice President of the Company since July 26, 1994. He is Executive Vice President and Chief Mortgage Officer of the Bank. Mr. Bryant joined the Bank on November 1, 1993. He formerly served as President of Prudential Real Estate Financial Services Inc., a real estate financing institution.

    W. DOUGLAS SINGER has been an Executive Vice President of the Company since March 29, 1994. He is Executive Vice President and Treasurer of the Bank. He joined the Bank in 1988 from Goldman Sachs & Co. where he was a Vice President in its Mortgage Backed Securities Department.

    MARK FUSTER has been the Treasurer of the Company since December 21, 1993 and Executive Vice President and Treasurer of the Company since January 23, 1996. He is Executive Vice President and Chief Financial Officer of the Bank. Mr. Fuster joined the Bank in 1981. Prior to joining the Bank Mr. Fuster served as Vice President and Controller for the real estate and mortgage loan department at another financial institution. Mr. Fuster had previously served as a supervisor at the accounting firm of Peat Marwick Mitchell & Co.

    ROBERT T. VOLK has been an Executive Vice President of the Company since July 26, 1994. He is Executive Vice President and Director of Consumer Banking at the Bank. Mr. Volk joined the Bank in 1989. He formerly served as Vice President, Community Banking Group Administration at National Westminster Bank USA.

________________________________________________________________________________
                  COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS
                            OF THE COMPANY AND OF THE BANK
________________________________________________________________________________

         The Board of Directors meets on a monthly basis and may have additional special meetings upon the request of the Chairman of the Board or a majority of the Board of Directors. During the fiscal year ended September 30, 1996, the Board of Directors met twelve times. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and committee meetings, for those committees on which such director served, during this period. The Board of Directors has established the following committees among others:

         The Compensation Committee consists of Chairman Chapdelaine and
Messrs. DeMatteis and Swanson. The function of the Compensation Committee is to review the performance and compensation of the officers of the Company, make recommendations to the Board of Directors with respect thereto and administer the Executive Officer MRP, including the granting of restricted shares of Common Stock pursuant thereto, and the Stock Incentive Plan, including the granting of options pursuant thereto. This committee meets on an as-needed basis and met seven times during fiscal 1996.

         The Audit Committee consists of Chairman Waters and Messrs. Conway (Brian J.), McCooey, Swanson, Tormey and Peters. The purpose of this Committee is to review the progress of all internal audits, all independent audits and all periodic reports of such audits submitted to the Audit Committee and to supervise and coordinate with persons conducting such audits. This committee generally meets, at a minimum, on a quarterly basis and met 12 times during fiscal 1996.

         In addition to the Committees described above, the Board of Directors has established an Executive Committee and a Planning and Development Committee.

         The Board of Directors of the Bank (the "Bank Board") and the Board of Directors are identically constituted. During fiscal 1996, the Bank Board met twelve times. No director attended fewer than 75% of the aggregate of Bank Board and committee meetings, for those committees on which such director served during the time he served, held during this period.

         The Bank Board also maintains executive, compensation and audit committees, the membership of which is the same as the comparable committees of the Board of Directors. The Committees of the Bank Board serve substantially the same functions at the Bank level as those of the Company. The Compensation and Audit Committees of the Bank Board met seven times and twelve times, respectively, during such period.

         In addition to the Committees described above, the Bank Board has established the Loan, Investment and Community Reinvestment Act ("CRA") Committees.

         There are no arrangements or understandings between the Company or any person(s) pursuant to which any person is or was selected as a director or nominee. There is no family relationship between any director, any Board Nominee, any executive officer or any significant employee of the Company, except that Brian J. Conway is the nephew of Robert J. Conway and Bruce M. Barnet is the son-in-law of George R. Irvin.

         No director, Board Nominee, officer, or affiliate of the Company, or any owner of record or beneficially of more than five percent (5%) of the Common Stock or any associate of such parties is, or has been involved in any legal proceedings as a party adverse to the Company or its subsidiaries or has a material interest adverse to the Company or its subsidiaries. During the past five years no director, Board Nominee, executive officer, promoter or control person is or has been involved in any proceeding of a nature requiring disclosure herein which is material to an evaluation of the ability or integrity of such director, Board Nominee or executive officer or to the stockholders' voting or investment decision.

________________________________________________________________________________
                      TRANSACTIONS WITH CERTAIN RELATED PERSONS
________________________________________________________________________________

         Savings associations such as the Bank are subject to the restrictions contained in Section 22(h) of the Federal Reserve Act (as implemented by provisions of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") and the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA")) and the Federal Reserve Board's Regulation O thereunder on loans to executive officers, directors and principal stockholders. Under
Section 22(h), loans to a director, executive officer and to a greater than 10.0% stockholder of a savings association and certain affiliated interests of such persons may not exceed, together with all other outstanding loans to such person and affiliated interests, the institution's loans-to-one-borrower limit (generally equal to 15.0% of the institution's unimpaired capital and surplus).
Section 22(h) also generally prohibits the making of loans above amounts prescribed by the appropriate federal banking agency to directors, executive officers and greater than 10.0% stockholders of a savings association and their respective affiliates, unless such loan is approved in advance by a majority of the board of directors of the institution with any "interested" director not participating in the voting. Regulation O prescribes the loan amount (which includes all other outstanding loans to such person) as to which such prior board of director approval is required as being the greater of $25,000 or 5.0% of the association's unimpaired capital and unimpaired surplus (up to $500,000). Further, Section 22(h) requires that loans to directors, executive officers and principal stockholders be made on terms substantially the same as, and following credit-underwriting procedures that are not less stringent than, those offered in comparable transactions to other persons and that do not involve more than normal risk of repayment or present other unfavorable features, except that extensions of credit to directors, executive officers, and principal shareholders are permitted as long as the extension of credit is made pursuant to a pension or benefit program that is widely available to employees and does not give preference to directors, executive officers, and principal shareholders. Section 22(h) also generally prohibits a depository institution from paying the overdrafts of any of its executive officers or directors, unless the payment of funds is made in accordance with a written, pre-authorized interest-bearing extension of credit plan that specifies a method of payment or a written, pre-authorized transfer of funds from another account of the account holder at the institution.

         Savings associations also are subject to the requirements and restrictions of Section 22(g) of the Federal Reserve Act (as implemented by FDICIA) and Regulation O on loans to executive officers. Under Section 22 (g), the Bank is prohibited from extending credit, unless secured by a perfected security interest in qualifying United States or United States agency obligations or a deposit account in the lending bank, to its executive officers, except to finance the purchase, construction, maintenance or improvement of the executive's residence or the education of the executive's children or if for any other purpose the aggregate loans do not exceed at any one time the higher of $25,000 or 2.5% of the institution's unimpaired capital and unimpaired surplus but in no event more than $100,000. Under OTS regulations in effect prior to the FIRREA and FDICIA amendments, similar restrictions applied; however, a savings association could make loans such as residential mortgage loans and consumer loans to officers and directors (and other employees) at favorable interest rates and loan fees if certain procedures were followed.

         Although the Company does not, the Bank may from time to time make loans to the directors and executive officers of the Company or the Bank or members of their families, as well as to members of the public. In keeping with earlier applicable OTS regulations, the loans were made by the Bank in the past in the ordinary course of business and on substantially the same terms and conditions, except for reduced interest rates and loan fees, as those of comparable transactions prevailing at the time, and did not involve more than the normal risk of repayment or present other unfavorable features. The Bank's policy during fiscal 1996 complied in all respects with Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O and provided, among other things, that all loans made by the Bank to its directors and executive officers which, when aggregated with all other extensions of credit to that director or executive officer, exceeded $350,000 were required to be approved by the Bank Board, be made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and not involve more than the normal risk of collectability or present other unfavorable features.

         Mr. Barnet is the sole shareholder and President of Sunset Developers, Inc. which until October 3, 1996 served as a real estate advisor and rendered real estate services to the Bank and to subsidiaries of the Bank, pursuant to an advisory agreement dated April 1, 1996 (1996 Advisory Agreement), covering 11 separate Bank owned properties. The 1996 Advisory Agreement consolidated four separate Advisory Agreements previously existing between the Bank and Sunset Developers. In connection with the 1996 Advisory Agreement, Sunset Developers was entitled to an hourly fee for services rendered for each property covered under the 1996 Advisory Agreement and result-based additional compensation for 10 of the properties covered under the 1996 Advisory Agreement. Sunset Developers, Inc. received a total of $304,939 in fees from the Bank during the fiscal year ended September 30, 1996. In connection with Mr. Barnet's joining the Bank and Company on October 3, 1996 as Executive Vice President, Director of Real Estate and Development, the 1996 Advisory Agreement was terminated pursuant to a Termination Agreement dated October 3, 1996. Pursuant to the terms of the Termination Agreement, all amounts due and owing to Sunset Developers were paid by the Bank, and Sunset Developers released the Bank from any claims for additional compensation and payment. The Company believes that the terms and conditions of its relationship with Sunset Developers, Inc. were as favorable as those that could be obtained from arms length negotiations with unassociated third parties.

         Mr. Buxton is an agent for certain large insurance companies. In such capacity, he has acted as the agent for certain life and health insurance policies provided by the Bank to its executive officers and other employees. During fiscal 1996, the Bank paid $701,000 in premiums to these insurance companies in connection with such policies and Mr. Buxton received compensation from such insurance companies in connection therewith.

________________________________________________________________________________
                             BENEFICIAL OWNERSHIP REPORT
________________________________________________________________________________

         Section 16(a) of the Exchange Act and regulations promulgated thereunder require the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") and the NASDAQ reports of ownership and changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that, during the fiscal year ended September 30, 1996 all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

________________________________________________________________________________
                               DIRECTOR'S COMPENSATION
________________________________________________________________________________

         DIRECTOR FEES. Non-employee members of the Board of Directors receive an annual retainer of $6,000 and non-employee members of the Bank Board receive an annual retainer of $18,000. In addition, each such member receives a fee of $1,000 per meeting for attendance at Board meetings and a fee of $500 per meeting for attendance at Committee meetings. For Board meetings of the Company and the Bank held on the same day, only one fee is paid to cover both meetings. For Committee meetings of the same Committee of the Company and the Bank held on the same day, only one fee is paid for both meetings. Mr. Waters, Chairman of the Audit Committee, and Mr. Chapdelaine, Chairman of the Compensation Committee, each receive one Committee retainer fee of $12,000 per annum for serving as Chairman of his Committee of the Company and the Bank, in addition to any other compensation that they receive as members of the Board of Directors or the Bank Board. Committee Chairmen who receive such a retainer receive no additional compensation (e.g., Committee meeting fees) for serving in that capacity regardless of the number of meetings held. Directors who are employees of the Bank receive no fees or retainers. In addition, Mr. Canuso, Mr. Wenk, Dr. Tormey and Mr. Baydala provide consulting services to the Bank. For these services, Mr. Canuso receives a consulting fee of $30,000 per annum, Mr. Wenk receives a consulting fee of $1,000 per month, and Dr. Tormey receives a
consulting fee of $1,000 per month.   Mr. Baydala receives a consulting fee of
$500 per Loan Committee meeting attended and $500 per day that he performs loan inspections and appraisals; such fees are expected to approximate between $26,000 and $29,000 per annum.

         The Bank maintains a deferred fee plan for directors whereby directors may elect to defer any or all fees earned for their services as a director. Mr. Robert J. Conway is the only director whose fees are currently being deferred pursuant to this plan.

         OPTION PROGRAM FOR NON-EMPLOYEE DIRECTORS. The Company maintains a non-employee director stock option program. The program automatically grants to directors of the Company who are not employees of or consultants to the Bank or the Company non-statutory options to acquire a fixed number of shares of Common Stock. Under the program, each outside director received, in connection with the consummation of the Bank's conversion from mutual to stock form, the concurrent issuance of the Bank's capital stock to the Company and the sale of the Company's Common Stock to the public (the "Conversion"), an option to acquire a number of shares of the Common Stock equal to (a) 41,400 shares, plus
(b) 1,035 shares for each full and partial year of service by any such outside director on the Bank Board (a "Conversion Grant"). Each new outside director will receive an option to acquire 2,588 shares of the Common Stock, as of the date of appointment or election to the Board of Directors (an "Initial Grant"). On each anniversary of any Conversion Grant and Initial Grant each continuing outside director shall automatically receive an option to acquire 518 shares of the Common Stock. These additional options will be granted subject to the availability of options within the program. Outside directors have to date received fixed option awards, depending upon length of service on the Bank Board, covering an aggregate 705,881 shares of Common Stock, including an aggregate of 5,698 shares of Common Stock covering the 1996
automatic grant of options.   70,369 shares currently remain available for
future fixed option awards, as described above, to new outside directors and current outside directors who continue to serve on the Board of Directors. The exercise price per share of each option equals the fair market value of the underlying shares of Common Stock on the date of grant of such option. All options granted under the program become exercisable as to one-fifth of the underlying shares on each of the first five anniversaries of the date of grant. All option grants expire upon the earlier of ten years following the date of grant, or, in the event of an involuntary termination, as defined in the program, one year following the date the optionee ceases to be a director of the Company. In the event of an involuntary termination, or upon the occurrence of a change in control, as defined in the program, all options granted to an outside director become 100% exercisable. In the event of a voluntary termination, as defined in the program, the outstanding options will automatically expire on the date of any such termination.

         MANAGEMENT RECOGNITION AND RETENTION PLAN FOR NON-EMPLOYEE DIRECTORS. The Bank maintains a management recognition and retention plan for directors of the Bank and the Company who are not employees of or consultants to the Bank or the Company. The plan provides for the automatic fixed grant of 17,913 shares of restricted Common Stock to those individuals (a) who were directors of the Company and the Bank on the date of the Conversion and (b) who are subsequently elected or appointed as a director of both the Company and the Bank. To date, outside directors as a group have received, in the aggregate, awards of 197,043 shares of restricted Common Stock under the plan. 35,832 shares of restricted Common Stock remain available for future grants under the plan. All grants of shares of restricted Common Stock vest at a rate of one-fifth on each of the first five anniversaries of the date of grant. In the event of a termination of board membership, other than a termination due to retirement after age 75, death, or disability (as defined in the plan), all unvested shares of restricted Common Stock will be forfeited by the former director. In the event of any such retirement, death, or disability, or any change in control, as defined in the plan, of the Company or the Bank, all shares of restricted Common Stock become fully vested as of the date of any such termination or change in control.

         HEALTH CARE COVERAGE. The Bank has made available a plan of health care coverage to directors who are not employees of the Bank or the Company and who wish to participate in the plan. Such directors may choose to receive health care coverage under one of two plans. The first plan provides medical coverage within the Bank's Flexible Benefits Program, under which each director may choose from one of three plan options, each of which has a different level of reimbursement and a different monthly premium. The second plan is a health maintenance organization.

         RETIREMENT BENEFIT PLAN. The Bank has adopted a non-qualified Retirement Benefit Plan for directors who are not employees of the Bank or the Company ("Eligible Directors"). Upon retirement from the Board of Directors at age 65 or older, with a minimum of 15 years of service, the retirement benefits provide continuation of the annual retainers received by Eligible Directors from the Bank and the Company and Board meeting fees at the then current rate for a period of ten years following retirement. In the event that an Eligible Director retires from the Board of Directors with a minimum of five but less than 15 years of service, such Eligible Director shall receive pro-rated retirement benefits based on the years of service. Mr. Baydala is currently receiving annual benefits of $36,000 under the Retirement Benefit Plan.

________________________________________________________________________________
                                EXECUTIVE COMPENSATION
________________________________________________________________________________

         THE REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION AND THE STOCK PERFORMANCE GRAPH SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 OR THE EXCHANGE ACT, EXCEPT AS TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

          The Compensation Committees of the Bank and the Company (together, the "Committee") are identically constituted and, at the direction of the Board of Directors, have jointly prepared the following report for inclusion in this Proxy Statement. The Committee is comprised of Messrs. Chapdelaine, DeMatteis and Swanson, three non-employee directors who are "disinterested persons" within the meaning of Rule 16b-3 of the Exchange Act. The Committee has the responsibility for all compensation matters concerning the Company's and the Bank's executive officers.

         COMPENSATION PHILOSOPHY. The executive compensation program links management pay with the Company's annual and long-term performance. The program is intended to attract and retain highly-qualified senior managers by providing compensation opportunities that are consistent with the Company's performance. The program provides for base salaries that reflect such factors as level of responsibility, individual performance, internal fairness, and external competitiveness, annual incentive bonus awards that are payable in cash for the achievement of strategic acquisitions and/or divestitures, loan production, improvement in asset quality, increased fee income, introduction of innovative products and services, and the achievement of other significant annual financial and operational objectives. The program also provides long-term incentive opportunities in the form of stock options and restricted shares that strengthen the mutuality of interest between management and the Company's stockholders and encourage management continuity. From time to time, the Committee utilizes the services of a recognized, external consulting firm to assess marketplace compensation values and practices, and to assess the reasonableness of the overall compensation program.

         The Company strives to provide motivational compensation opportunities that effectively and appropriately reward management for the achievement of critical performance objectives. The Committee supports a pay-for-performance policy that determines executive compensation amounts based on both corporate and individual performance. Salaries and annual bonuses for senior corporate executives are therefore based on the overall performance of the Company and on their personal contributions to that performance. In addition, the program provides stock incentive opportunities designed to align the interests of executives and other key employees with other stockholders through the ownership of Common Stock.

         Effective January 1, 1994, Internal Revenue Code (the "Code") Section 162(m) places a limitation of $1 million per officer on the deductibility of certain elements of compensation paid to the Named Executive Officers (as defined below) of the Company and the Bank. As stated above, the Committee designs its compensation arrangements to achieve various objectives. Because of the importance placed by the Committee on establishing appropriate compensation arrangements that will achieve these objectives, the Committee has not taken into account the impact of Section 162(m) of the Code and does not believe that the tax law should dictate compensation policies or have a significant effect in determining compensation policies and practices for the Company's executive officers. The Committee will study whether it is possible or desirable to cause compensation arrangements in the future to be exempt from the limitation imposed under Section 162(m) of the Code. To the extent that the Committee's compensation objectives can be achieved in a manner that maximizes the deductibility of compensation paid by the Company, it will seek to do so.

         The following is a discussion of each of the elements of the Company's executive compensation program, including a description of the decisions and actions taken by the Committee with respect to fiscal 1996 compensation for the Chief Executive Officer (the "CEO") and all executive officers as a group.

         MANAGEMENT COMPENSATION PROGRAM. Compensation paid to the Company's executive officers in the fiscal year ended September 30, 1996 (as reflected in the tables that follow with respect to the Named Executive Officers) consisted of the following elements: base salary, annual incentive bonus, restricted shares under the Executive Officer MRP and stock options under the Stock Incentive Plan. Total annual cash compensation for each executive officer varies each year based on the Company's achievement of its annual objectives and the individual's performance.

         With respect to determining the base salary of executive officers, the Committee takes into consideration a variety of factors, including the executive's level of responsibility and individual performance, the salaries of similar positions in the Company, comparable companies in our industry and the financial and operational performance of the Company in relation to its competition in the industry. The Company participates in and reviews various industry salary surveys. In addition, the Committee may, from time to time, utilize the services of independent consultants to assess comparable external salaries.

         The Company's annual incentive bonus to its executive officers (including the Named Executive Officers) is based on the achievement of objective, financial, and operational performance targets and the discretion of the Committee. These targets may include net operating income, completion of certain strategic business transactions, attainment of certain critical financial ratios, and other performance objectives as may be determined annually. In determining individual incentive bonus awards, accountability of executive officers and individual contributions towards the attainment of these objectives are considered. In determining specific awards for the fiscal year ended September 30, 1995, which were paid during fiscal 1996, the Committee placed considerable emphasis on the integration of strategic acquisitions, loan production, financial performance as reflected by net income, and the introduction of innovative relationship banking products in determining annual incentive bonus for the Company's executive officers. The calculation of the Company's financial performance with respect to the determination of these incentive bonus awards is made as soon as is practicable after the completion of the Company's fiscal year.

         One long-term retention element of the management compensation program is in the form of restricted share grants. These restricted shares are granted and administered by the Committee under the Executive Officer MRP. The Committee and the Board of Directors believe that providing executive officers with stock ownership opportunities significantly aligns the interests of the executives with stockholders and encourages the executives' long-term retention. Restricted share grants under the Executive Officer MRP also recognize the past contributions of these employees and provide an additional incentive for shareholder value creation. On March 29, 1994 (the "Grant Date") immediately prior to the public offering of the Common Stock, the Committee granted to certain officers and key employees (including the Named Executive Officers), restricted shares that will vest (with respect to the lapse of restrictions) at the rate of 20% per year from the Grant Date. On April 19, 1995, the Committee granted certain officers and key employees (including the Named Executive Officers), restricted shares that will vest (with respect to the lapse of restrictions) at the rate of 20% per year from March 29, 1996. On March 26, 1996, the Committee granted certain officers and key employees (including the Named Executive Officers) restricted shares that will vest (with respect to the lapse of restriction) at the rate 50% on March 29, 1997 and 50% on March 29, 1998.

         The other long-term incentive element of the Company's management compensation program is in the form of stock option grants. These stock options are granted and administered by the Committee under the Company's Stock Incentive Plan (the "Plan"). The Plan is intended to create an opportunity for executive officers and other key employees of the Company to acquire a proprietary interest in the Company and thereby enhance their efforts in the service of the Company and its stockholders.

         On the Grant Date, the Committee granted to certain executive officers (including the Named Executive Officers) and certain other key employees of the Company, stock options with an exercise price of $11.50 per share that was the initial offering price (and then current fair market value) of the Common Stock. Of the stock options granted to each executive officer and key employee, 20% become exercisable on each succeeding anniversary of the Grant Date. In 1995 stock options with an exercise price of $17.81 per share (the current fair market value at grant date) were granted to an executive officer and certain key employees. These options became exercisable in 20% annual installments beginning on March 29, 1996. The Committee believes that by rationing the exercisability of these stock options over a five-year period, the executive retention impact of the Plan will be strengthened and management's motivation to enhance the value of the Common Stock will be positively influenced.

         CHIEF EXECUTIVE OFFICER COMPENSATION. Mr. John J. Conefry, Jr., Chairman, President and Chief Executive Officer of the Company, joined the Bank on September 6, 1993 as Vice Chairman of the Bank Board. On November 23, 1993, he was elected Chief Executive Officer of the Bank and on January 25, 1994 he was elected Chairman of the Bank Board. On September 7, 1996, he was elected to the additional position of President. Mr. Conefry has served as the Chairman of the Board of Directors and Chief Executive Officer of the Company since December 21, 1993. In consideration of Mr. Conefry's assumption of these responsibilities the Company entered into an employment agreement with Mr. Conefry that provided for a base salary of $600,000 per year through December 31, 1995 and $700,000 per year beginning January 1, 1996. This amount was determined based on an assessment of the degree of accountability of the Chairman and Chief Executive Officer position during this critical period in the Bank's and the Company's history, as well as an assessment of competitive marketplace compensation for positions of comparable responsibility among similar financial institutions. This employment agreement provides that the base salary amount may be reviewed annually and adjusted at the sole discretion of the Board of Directors. Similar agreements were entered into with other executive officers of the Company in order to maintain a stable and competent management group through and after the Conversion.

         Mr. Conefry was awarded a bonus of $350,000 in December 1995 for the year ended September 30, 1995 in recognition of his accountability for adding shareholder equity value and for his contributions to the Company's meeting its targeted performance objectives for the year, the leadership demonstrated in the successful integration of two mortgage banking operations, and the introduction of products and services designed to fulfill the corporate objective of becoming the BANK OF A LIFETIME. With respect to the long-term retention and incentive elements of Mr. Conefry's compensation, grants of restricted shares (as identified in the tables below) were made during fiscal 1996 and were based on the practices of comparable companies in our industry as well as in recognition of Mr. Conefry's leadership and his level of responsibility and seniority.




SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS


Richard F. Chapdelaine,      Frederick DeMatteis      Robert S. Swanson, Jr.
    Chairman

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         One of the responsibilities of the Compensation Committee is to determine the level of compensation for executive officers of the Company. The Compensation Committee for 1996 consisted of directors Chapdelaine, DeMatteis and Swanson, none of whom are officers or employees of or consultants to the Company, the Bank or any of their subsidiaries.

         Although the Company does not, the Bank may, from time to time, make loans to the Company's and the Bank's directors, executive officers, or members of their families, subject to certain regulatory restrictions applicable thereto. All loans outstanding to members of the Compensation Committees of the Company or the Bank or to members of the Boards of Directors of the Company or the Bank were made in the ordinary course of business of the Bank, were made on substantially the same terms, including interest rate and collateral, as those prevailing at the times the loans were made for comparable transactions with other persons (except for reduced interest rates and loan fees for certain loans made prior to August 9, 1989 under the applicable OTS regulations), and do not involve more than the normal risk of collectability or present other unfavorable features.

STOCK PERFORMANCE GRAPH

         The following graph shows a comparison of cumulative total stockholder return on the Common Stock since April 14, 1994 (the date of the consummation of the Conversion) with the cumulative total returns of both a broad equity market index and a published industry index. The broad equity market index chosen was the Nasdaq National Composite Index and the published industry index chosen was the NASDAQ Bank Composite Index. The Common Stock began trading on April 14, 1994. As a result, the graph may not be indicative of possible future performance of the Common Stock.


                    COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
                  THE COMMON STOCK, NASDAQ NATIONAL COMPOSITE INDEX
                         AND NASDAQ BANK COMPOSITE INDEX (1)

                                         [GRAPH]

                      4/14/94   6/30/94   9/30/94  12/31/94   3/31/95   6/30/95   9/30/95  12/31/95   3/31/96   6/30/96   9/30/96
LISB Common Stock      100.00    132.58    133.63    123.11    147.31    159.93    206.23    222.01    236.74    257.26    243.06
NASDAQ Bank Composite
Index                  100.00    111.26    113.40    102.40    113.06    124.86    142.30    148.29    154.63    157.82    168.85
NASDAQ National
Composite Index        100.00     97.18    105.49    104.07    113.32    129.65    144.96    146.26    152.98    164.76    171.26


____________________

(1) Assumes $100 invested on April 14, 1994 and all dividends reinvested through the end of the Company's fiscal year ended September 30, 1996. The price of the Common Stock issued at the Conversion was $11.50 per share. The performance graph above is based upon closing prices on the trading day specified. The Common Stock closed on April 14, 1994, its first day of trading activity, at $11.875 per share.

SUMMARY COMPENSATION TABLE

    The following table sets forth the compensation paid by the Company or any of its subsidiaries for services during the three fiscal years ended September 30, 1996 to the Chief Executive Officer and the four highest paid executive officers of the Company or its subsidiaries who each received total salary and bonus in excess of $100,000 (the "Named Executive Officers"). In addition, one executive officer of the Company who retired during the year is included in the table.

                                   ANNUAL COMPENSATION                         LONG TERM COMPENSATION
                                  ---------------------                        ----------------------
                                                                   RESTRICTED  SECURITIES
NAME AND                FISCAL    SALARY    BONUS     OTHER ANNUAL   STOCK     UNDERLYING     LTIP      ALL OTHER
PRINCIPAL POSITIONS     YEAR       ($)       ($)      COMPENSATION   AWARDS     OPTIONS       PAYOUTS   COMPENSATION
-------------------     ----       ---       ---         ($)(1)      ($)(2)     (#)(3)        ($)(4)      ($)(5)
                                                         ------      ------     ------        ------      ------
John  J.Conefry, Jr.(6)  1996   673,076   350,000         0         112,169        0             0          56,420(7)
  Chairman, President,
  Chief Executive
  Officer and Director   1995   600,000   250,000         0         712,500        0             0          98,728

                         1994   496,154         0         0         446,350  274,275             0         133,404

William E. Viklund(8)    1996   496,153   150,000         0               0        0             0       2,007,115(9)
  Former President,
  Chief Operating
  Officer and Director   1995   500,000   100,000         0         356,250        0             0          40,146

                         1994   500,000   140,000         0         232,875  134,550             0          25,565


Joseph P. Bryant         1996   248,076   125,000         0          28,356        0             0          31,680(10)
  Executive Vice
  President
                         1995   225,000    50,000         0         151,406   31,050             0          67,891

                         1994   203,365         0         0           9,706   31,050             0         103,066


W. Douglas Singer        1996   180,000    70,000         0          29,334        0             0          20,141(11)
  Executive Vice
  President and
  Treasurer              1995   160,000    50,000         0         151,406        0             0          15,938

                         1994   160,000    60,000         0          80,857   62,100             0           8,779

Mark Fuster
  Executive Vice         1996   180,000    60,000         0          30,731        0             0          19,955(12)
  President and
  Chief Financial
  Officer
                         1995   160,000    65,000         0         151,406        0             0          15,598

                         1994   160,000    80,000         0          80,857   62,100             0           9,458


Robert T. Volk           1996   160,000    80,000         0          29,334        0             0          18,746(13)
Executive Vice President

                         1995   155,962    50,000         0         151,406        0             0          18,334

                         1994   145,000    60,000         0          80,857   62,100             0           9,477

(1) For fiscal 1996, there were no (a) perquisites with an aggregate value over the lesser of $50,000 or 10% of the individual's total salary and bonus for the year; (b) payments of above-market preferential earnings on deferred compensation; (c) payments of earnings with respect to long-term incentive plans prior to settlement or maturation; or (d) preferential discounts on stock.

(2) In fiscal 1994, 1995, and 1996 restricted stock awards were granted under the Bank's Executive Officer MRP. The 1996 awards were 4,015, 0, 1,015, 1,050, 1,100, and 1,050 shares of Common Stock to Messrs. Conefry, Viklund, Bryant, Singer, Fuster, and Volk respectively. The dollar value of such 1996 awards set forth in the above table is based upon $27.94 per share, which was the fair value of the Common Stock on the date of the award of such grants. The dollar value of all unvested awards based upon the closing price of the Common Stock of $28.88 per share as reported on the NASDAQ system on September 30, 1996 is $115,933, $0, $29,308, $30,319,
    $31,762, and $30,319, respectively. The 1996 awards will vest for Messrs. Conefry, Bryant, Singer, Fuster and Volk on March 29, 1997, in the amounts of 2,015, 515, 550, 600 and 550 shares respectively. The balance of the 1996 awards will vest on March 29, 1998.

(3) Reflects options granted under the Company's 1994 Stock Incentive Plan. For a discussion of the terms of the grant and the vesting of options, see "Option Grants in Last Fiscal Year" and the corresponding tables.

(4) For fiscal 1994, 1995 and 1996 the Bank had no long-term incentive plans. Consequently, there were no payouts or awards under any long-term incentive plan.


(5) Amounts include contributions to the 401(k) Savings Plan and ESOP, and the imputed income on the value of split dollar life insurance and premiums paid for group term life insurance policy and one whole life insurance policy. The whole life insurance policy is owned by the individual. The split dollar life insurance policies are also owned by the individuals but any cash surrender value proceeds received on termination of a policy will be first used to refund the premiums paid by the Company with respect to such policy.

(6) John J. Conefry, Jr. joined the Bank on September 6, 1993 as Vice Chairman. On November 23, 1993 he was elected Chief Executive Officer of the Bank.
    On January 25, 1994, he was elected Chairman of the Bank Board. On September 7, 1996, Mr. Conefry was elected to the Presidency of the Company and the Bank. As of January 25, 1994, Mr. Conefry's annual salary was increased to $600,000. As of January 1, 1996 his annual salary was increased to $700,000.

(7) Includes (i) imputed income on the value of split dollar life insurance in the amount of $4,099, (ii) premium for group term life insurance in the amount of $4,807, (iii) personal use of a company-provided automobile in the amount of $9,250, (iv) 401(k) Savings Plan contribution in the amount of $2,443, (v) ESOP contributions in the amount of $9,750, and (vi) dividends on unvested restricted stock awards of $26,071.

(8) Mr. William E. Viklund resigned his management and Board positions with both the Company and the Bank on September 6, 1996.

(9) Includes (i) severance payments in the amount of $1,920,000, (ii) premiums for group term life insurance, income on the value of the split dollar life insurance, and whole life insurance, in the amounts of $4,293, $842 and $1,753 respectively, (iii) personal use of a company provided automobile in the amount of $13,629, (iv) ESOP contributions in the amount of $9,750, (v) dividends on unvested restricted stock awards of $13,300, and (vi) distribution of the split dollar cash surrender value of $43,548.

(10) Includes (i) premiums for group term life insurance and split dollar life insurance in the amounts of $1,061 and $1,189, respectively, (ii) personal use of company-provided automobile in the amount of $5,795, (iii) a moving expense allowance in the amount of $10,386, (iv) ESOP contributions in the amount of $9,750 and (v) dividends on unvested restricted stock awards of $3,499.

(11) Includes (i) premiums for group term life insurance and split dollar life insurance in the amounts of $827 and $919, respectively, (ii) 401(k) Savings Plan contribution in the amount of $3,407, (iii) ESOP contributions in the amount of $9,750, and (iv) dividends on unvested restricted stock awards of $5,238.

(12) Includes (i) premiums for group term life insurance and split dollar life insurance in the amounts of $696 and $904, respectively, (ii) 401(k) Savings Plan contribution in the amount of $3,357, (iii) ESOP contributions in the amount of $9,750, and (iv) dividends on unvested restricted stock awards of $5,248.

(13) Includes (1) premiums for group term life insurance and split dollar life insurance in the amounts of $432 and $770, respectively, (ii) 401(k) Savings Plan contributions in the amount of $2,556, (iii) ESOP contributions in the amount of $9,750, and (iv) dividends on unvested restricted stock awards of $5,238.

OPTION GRANTS IN LAST FISCAL YEAR

         No options were granted under the Company's 1994 Stock Incentive Plan to the Named Executive Officers in fiscal 1996.

         The following table sets forth information with respect to (i) the number of shares of Common Stock underlying unexercised stock options held by the Named Executive Officers and (ii) the value of such unexercised in-the-money options, both as of September 30, 1996.

__________________________________________________________________________________________________
                             AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                    AND FISCAL YEAR-END OPTION VALUES
__________________________________________________________________________________________________

                                               NUMBER OF SECURITIES
                        SHARES      VALUE           UNDERLYING               VALUE OF UNEXERCISED
                        ACQUIRED   REALIZED      UNEXERCISED OPTIONS         IN-THE MONEY OPTIONS
NAME                  ON EXERCISE    ($)          AT FISCAL YEAR-END          AT FISCAL YEAR-END
                          (#)                           (#)                         ($) (1)
                                             EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE

John J. Conefry, Jr....  -           -             109,710/164,565        $1,906,211/$2,859,317
William E. Viklund...  49,885        $855,499       17,390/7,000          $302,151/$121,625
Joseph P. Bryant.                                   12,630/43,470         $180,261/$598,550
W. Douglas Singer....    -           -              24,840/37,260         $431,595/$647,392
Mark Fuster............  -           -              24,840/37,260         $431,595/$647,392
Robert T. Volk........                              24,840/37,260         $431,595/$647,392

____________________

(1) Based upon the difference between $28.875, the closing price of the Common Stock as reported on the NASDAQ system on September 30, 1996, and the $11.50 exercise price of the options granted in 1994 and in the case of Mr. Bryant, the $17.81 exercise price of options granted in 1995.

EMPLOYMENT AND OTHER AGREEMENTS

         The Bank has entered into employment agreements with Messrs. Conefry, Viklund, Bryant, Singer, Fuster, and Volk (the "Bank Agreements"). Messrs. Conefry, Viklund, Bryant, Singer, Fuster and Volk have also entered into employment agreements with the Company (the "Company Agreements"). To ensure that no duplicate payments or benefits are received by Messrs. Conefry, Viklund, Bryant, Singer, Fuster and Volk, any amounts paid or benefits provided by the Company under the Company Agreements to such officers will reduce commensurately any obligation of the Bank to pay such amounts under the Bank Agreements, and vice versa. The term of employment under Mr. Viklund's employment agreement with the Bank and Company terminated on September 6, 1996 pursuant to a separation agreement between Mr. Viklund and the Bank and Mr. Viklund and the Company dated September 6, 1996.

         The Bank Agreements and the Company Agreements establish the respective duties and compensation of these officers and were intended to ensure that the Bank and the Company would be able to maintain stable and competent management. The Company Agreements provide for a three-year term of employment for each officer as do their employment agreements with the Bank. Upon the satisfactory completion of an annual performance review, the Bank Board, in its sole discretion, may approve, as of each anniversary of the date of each of the Bank Agreements, a one year extension of the officer's term of employment thereunder. The term of employment under the Company Agreements will be automatically extended on each anniversary of the date thereof for an additional one year period unless, six months prior to any such anniversary, the relevant officer or the Company elects not to extend (or further extend) the term of employment thereunder. The annual base salary amounts for Messrs. Conefry, Bryant, Singer, Fuster and Volk under their employment agreements are $700,000, $250,000, $180,000, $180,000 and $160,000 respectively. Mr. Barnet was appointed Executive Vice President, Director of Real Estate and Development on October 3, 1996 at an annual salary of $225,000. At that time Mr. Barnet entered into employment agreements with the Bank and the Company. The employment agreements are identical in terms to those of the other Executive Officers. The Bank Agreements and the Company Agreements also provide that the base salary of the officers will be reviewed annually for increase in the sole discretion of the Board of Directors or the Bank Board, as the case may be. In addition to such base salary, the Bank Agreements and the Company Agreements also provide for, among other things, annual bonus payments (in the sole discretion of the Board of Directors or the Bank Board, as the case may be), disability pay, entitlement to participate in incentive, retirement, savings and welfare benefit plans, business expense reimbursement, vacation and other benefits.

         The Bank Agreements and the Company Agreements provide for termination by the Bank or the Company, as the case may be, with or without "cause" (as defined in the relevant employment agreements) at any time. In the event that the Bank or the Company chooses to terminate the officer's employment without cause or if the officer resigns from the Bank or the Company for "good reason" (as defined in the relevant employment agreements), including, without limitation, (i) failure of the Bank Board or the Board of Directors, as the case may be, to appoint or reappoint the officer to his stated offices, (ii) a material change in any officer's functions, duties or responsibilities causing their position with the Bank or the Company to become one of lesser responsibility, importance, or scope, (iii) any reduction in base salary or a material reduction in other benefits, or (iv) a "change in control" (as defined in the relevant employment agreements) of the Bank or the Company, the officer will be entitled to a lump sum severance payment equal to three times such officer's highest annual base salary and bonus payment. The Bank or the Company, as the case may be, will also be required to continue the officer's life, health, accident, dental and disability coverage for up to three years. The officer would also be entitled to base salary through the date of termination, any annual bonus previously awarded but not yet paid, reimbursement for business expenses incurred prior to termination but not yet paid, payment for unused vacation days, any other compensation or benefits under the Bank's or the Company's benefit plans to which the officer is otherwise entitled (the "Standard Entitlements"), and certain indemnification rights (to the extent permitted by the Office of Thrift Supervision). In the event of death, the officer's beneficiary will be entitled to continuation of two-thirds of the officer's base salary for three months or the same payable in one lump sum at the Bank's or the Company's discretion, as the case may be, a prorated annual bonus for the year of death, and the Standard Entitlements. In the event of termination upon retirement, the agreements require continuation of life and health insurance coverage for one year that is substantially identical to the coverage maintained for such individual prior to retirement and the Standard Entitlements. In the event of a termination for cause, the officer will only be entitled to the Standard Entitlements and to certain indemnification rights (in both cases, where applicable, only to the extent permitted by the Office of Thrift Supervision). In the event of a "voluntary termination" (as defined in the relevant employment agreements), the officer will only be entitled to such payments or benefits as he would be if terminated for cause. In the event an officer is disabled he may be suspended and shall be entitled to receive two-thirds of base salary for the period of time specified in the Bank Agreements or the Company Agreements. In addition, a disabled officer shall be entitled to continued coverage under life, health and other welfare benefit plans while such officer is disabled.

         If an officer's term of employment under the Bank Agreements or the Company Agreements is not extended and such officer's employment with the Bank and the Company has not previously been terminated thereunder (x) with or without cause, (y) voluntarily or for good reason by the officer, or (z) due to death, disability or retirement, the officer shall be entitled to receive, upon termination of employment (other than for cause) and in lieu of any other severance payments, base salary continuation for the period commencing on the date of termination and ending six months thereafter. The present value of this base salary continuation may be paid to any relevant officer in one lump sum. Notwithstanding the above, if (a) there occurs a change in control during the officer's term of employment under the Bank Agreements or Company Agreements,
(b) such officer's term of employment under the Bank Agreements or the Company Agreements is not extended through the second anniversary of any such change in control, and (c) the employment of any such officer is subsequently terminated (other than for cause), such officer, in lieu of the special severance and welfare benefit continuation described in the first sentence of this paragraph, shall be entitled to receive the severance and benefits to which he would have been entitled had his employment been terminated without cause.

         If any amounts payable in connection with any change in control are determined to be "excess parachute payments" under Section 280G of the Code resulting in the imposition of the 20% excise tax on such payments under Section 4999 of the Code, each officer will receive from the Company an additional amount such that the effect of the imposition of that excise tax is effectively eliminated.

         To provide additional employment incentive to certain executives, the Bank, in accordance with the terms of the Deferred Pension Plan (the "Deferred Plan"), will provide a specified benefit, payable in 40 equal quarterly installments to each participant upon reaching age 65. Generally, a participant becomes vested in his benefit under the Deferred Plan at the rate of 10% on each anniversary of the participant's participation in the Deferred Plan. Mr. Fuster will not be subject to the Deferred Plan's non-competition forfeiture provisions unless he voluntarily terminates his employment with the Bank. The Deferred Plan is a non-qualified plan and was adopted effective January 1, 1987. The benefit payable under the Deferred Plan to Mr. Fuster is $250,000. Under the terms of the separation agreement dated September 6, 1996, Mr. Viklund shall receive a Deferred Pension Plan benefit for ten years equal to $97,236 per annum, payable in 40 equal quarterly installments commencing October 1, 1999. Messrs. Conefry, Bryant, Singer and Volk are not participants in the Deferred Plan.

         The Federal Deposit Insurance Corporation ("FDIC") has adopted regulations that limit the payment by banking institutions experiencing financial difficulties of "golden parachutes" and certain other benefits. The golden parachute regulations prohibit any insured depository institution (including its holding company, subsidiaries or affiliates) which is insolvent, for which a conservator or receiver has been appointed, as to which a determination that such insured depository institution is troubled has been made, which has been assigned a composite OTS MACRO rating of 4 or 5, or as to which a proceeding to terminate deposit insurance has been instituted, from making any payments that are contingent on or payable on or after termination of employment, unless such payment falls within certain specific exceptions, including payments under tax-qualified pension or retirement plans, bona fide deferred compensation plans, non-discriminatory severance pay plans and payments on account of death or disability. With certain exceptions, the regulations also generally prohibit all insured depository institutions, their subsidiaries and affiliated holding companies, regardless of their financial health, from making certain indemnification payments for civil money penalties or other enforcement action. If the Bank's or the Company's financial position at the time of a change in control (or other termination other than for cause) is such that it is subject to the regulations, termination payments under the Bank Agreements and the Company Agreements may be limited.

         Under the Bank Agreements and the Company Agreements, the Bank and the Company have agreed to indemnify the officers and hold them harmless, to the fullest extent permitted by law and the OTS, against all expense, liability and loss reasonably incurred by such officers as a consequence of being involved in a legal action by reason of the fact that the officer was an executive or director of the Bank or the Company. Such indemnification shall continue after the officer shall cease to be an executive or director of the Bank or the Company.

OTHER BENEFITS

         RETIREMENT PLAN. The Bank has maintained a non-contributory, tax-qualified defined benefit pension plan (the "Retirement Plan") for eligible employees since 1940. All employees at least age 21 who have been employed for a twelve-month period and are salaried employees, and are not paid on a commission basis, are eligible to participate in the Retirement Plan. The Retirement Plan provides for a benefit for each participant, including the executive officers named in the executive compensation table above, equal to the sum of (i) a participant's benefit accrued under the Retirement Plan as of December 31, 1995 (as described below), plus (ii) 1.5% of the participant's 5-year average annual compensation (i.e., average compensation during the highest 60 consecutive months of the participant's final 120 months of employment) multiplied by the participant's years (and any fraction thereof) of full-time employment after December 31, 1995, reduced by 1% of the participant's primary social security benefit multiplied by the participant's years (and any fraction thereof) of full-time employment after December 31, 1995. A participant's benefit accrued under the Retirement Plan as of December 31, 1995 is equal to 2% of the participant's 3-year average annual compensation (i.e., average compensation during the highest 36 consecutive months of the participant's final 120 months of employment) multiplied by the participant's years (and any fraction thereof) of full-time employment before January 1, 1996, reduced by 1% of the participant's primary social security benefit multiplied by the participant's years (and any fraction thereof) of full-time employment from January 1, 1986 to December 31, 1995. In no event can a participant receive credit for more than 30 years of service. Compensation, as defined in the Retirement Plan, excludes overtime payments, bonuses, other special payments or awards, such as awards under the Executive Officer MRP and the 1994 Stock Incentive Plan, and deferred compensation arrangements. A participant is fully vested in his or her benefit under the Retirement Plan after five years of service. For the 1994, 1995 and 1996 plan years, the Bank was not required to make a contribution to the Retirement Plan.

         The following table illustrates annual pension benefits at age 65 under the current Retirement Plan provisions available at various levels of compensation and years of service:

                                  PENSION PLAN TABLE
                                   YEARS OF SERVICE

REMUNERATION(1), (2)   15       20           25          30            35
--------------------   --       --           --          --            --

$125,000          $  28,125 $  37,500    $ 46,875     $ 56,250    $  65,625
 150,000             33,750    45,000      56,250       67,500       78,750
 175,000             39,375    52,500      65,625       78,750       91,875
 200,000             45,000    60,000      75,000       90,000      105,000
 225,000             50,625    67,500      84,375      101,250      118,125
 250,000             56,250    75,000      93,750      112,500      120,000(3)
 300,000             67,500    90,000     112,500      120,000(3)   120,000(3)
 400,000             90,000   120,000(3)  120,000(3)   120,000(3)   120,000(3)
 450,000            101,250   120,000(3)  120,000(3)   120,000(3)   120,000(3)
 500,000            112,500   120,000(3)  120,000(3)   120,000(3)   120,000(3)




(1) The annual retirement benefits shown in the table do not reflect a deduction for Social Security benefits, and there are no other offsets to benefits. The amounts shown in the table do not include additional benefits payable to Messrs. Viklund and Fuster under the Deferred Pension Plan. See discussion on Deferred Pension Plan under "Employment and other Agreements".

(2) For the plan year beginning in 1996, the average final compensation for computing benefits under the Retirement Plan cannot exceed $150,000 (as adjusted for subsequent years pursuant to Code provisions).

(3) For 1996, applicable law limits the annual benefit payable under the Retirement Plan to $120,000. For subsequent years, this limit is indexed for inflation.

         The following table sets forth the years of credited service under the Retirement Plan as of September 30, 1996, as to the date of their retirement, for each of the individuals named in the Executive Compensation Table.

                                                     Period of Credited Service
                                                      --------------------------
                                                           Years     Months
                                                            -----     ------
 John J. Conefry, Jr....................................      3         0
 William E. Viklund(1)..................................     20        11
 Joseph P. Bryant.......................................      2        11
 W. Douglas Singer......................................      8         8
 Mark Fuster............................................     15         8
 Robert T. Volk.........................................      7         1

 1) Actual at his retirement on September 6, 1996.

         EMPLOYEE STOCK OWNERSHIP PLAN. The Bank maintains an Employee Stock Ownership Plan which became effective upon the Conversion, for the benefit of eligible employees of the Bank and its affiliates that are participating employers in the ESOP. On May 18, 1995, the Bank received a determination from the Internal Revenue Service that the ESOP qualifies under Sections 401(a) and 4975(e)(7) of the Code and that the trust established to implement the ESOP is tax-exempt under Section 501(a) of the Code.

         Generally, each salaried employee, who has completed one year of service with a participating employer, is eligible to participate in the ESOP. An employee automatically becomes a participant in the ESOP after becoming an eligible employee. Each of the Named Executive Officers is a participant in the ESOP.

         Using proceeds of a loan from the Company (the "ESOP Loan") and a minimal cash contribution from the Bank, the ESOP Trust purchased 7.72% of the Common Stock issued in the Conversion. The loan principal amount totaled $19,800,000 at September 30, 1996 and is payable by the ESOP Trust in quarterly installments of principal plus interest at a rate of 6.15% per annum.

         The shares of Common Stock purchased by the ESOP Trust were placed in a "suspense account" where the shares are held subject to the encumbrance of the ESOP Loan. As the ESOP Loan is repaid, generally with periodic contributions to the ESOP Trust by the participating employers and cash dividends, if any, paid on the shares of Common Stock purchased by the ESOP Trust with the ESOP Loan proceeds, shares of Common Stock will be released from the suspense account and allocated to participants' accounts at least annually. For each calendar year, a participating employer will contribute to the ESOP, on behalf of each participant who either is employed by a participating employer as of the end of that year or who was employed during that year but who retired, became disabled or died prior to the last day of that year, an amount equal to 6.5% of the participant's compensation (defined as in the Retirement Plan) for that year subject to certain limitations, including a limitation for the plan year beginning in 1994 of $150,000 (as adjusted for subsequent years pursuant to Code provisions) on the amount of a participant's compensation that may be taken into account in determining contributions under the ESOP. To date, approximately 243,000 shares have been allocated to participants' ESOP accounts.

         A participant's account balance in the ESOP generally will become vested and nonforfeitable at a rate of 20% as of each anniversary of the participant's commencement of service. A participant's ESOP account generally will be distributable in full in shares of Common Stock or cash, at the participant's election, after termination of service.

________________________________________________________________________________
                                      PROPOSAL 2
                       RATIFICATION OF APPOINTMENT OF AUDITORS
________________________________________________________________________________


         The Board of Directors has appointed KPMG Peat Marwick LLP to perform the audit of the Company's financial statements for the year ending September 30, 1997, subject to ratification by the Company's stockholders at the Annual Meeting. KPMG Peat Marwick LLP served as the independent auditors of the Company for the year ended September 30, 1996. Representatives from KPMG Peat Marwick LLP will be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from stockholders.

         Unless marked to the contrary, the shares represented by the enclosed proxy card, if executed and returned, will be voted FOR ratification of the appointment of KPMG Peat Marwick LLP as the independent auditors of the Company for the fiscal year ending September 30, 1997. The appointment of KPMG Peat Marwick LLP as the Company's independent auditors must be approved by a majority of the votes present in person or represented by proxy at the Annual Meeting.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 1997.

________________________________________________________________________________
                 OTHER MATTERS MAY PROPERLY COME BEFORE THE MEETING
________________________________________________________________________________


         The Board of Directors knows of no business that will be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting of Stockholders. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

         Whether or not you intend to be present at the Annual Meeting, you are urged to return your signed and dated proxy promptly. If you are present at the Annual Meeting and wish to vote your shares, your proxy may be revoked by voting at the Annual Meeting.

________________________________________________________________________________
               NOTICE OF BUSINESS TO BE CONDUCTED AT AN ANNUAL MEETING
________________________________________________________________________________

         The Restated Bylaws of the Company provide an advance notice procedure for a stockholder to properly bring business before an annual meeting. The stockholder must give written advance notice to the Secretary of the Company not less than seventy (70) days nor more than ninety (90) days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than twenty days, or delayed by more than seventy days, from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the ninetieth day prior to such annual meeting and not later than the close of business on the later of the seventieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

         The advance notice by shareholders must include the stockholder's name and address, as they appear on the Company's record of stockholders, a brief description of the proposed business, the reason for conducting such business at the annual meeting, the class and number of shares of the Company's capital stock that are owned beneficially and of record by such stockholder, and any material interest of such stockholder in the proposed business. In the case of nominations for election to the Board of Directors, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

________________________________________________________________________________
                                STOCKHOLDER PROPOSALS
________________________________________________________________________________

         In order to be eligible for inclusion in the proxy materials of the Company for the Annual Meeting of Stockholders for the fiscal year ended September 30, 1997, any stockholder proposal to take action at such meeting must be received at the Company's executive offices at 201 Old Country Road, Melville, New York 11747 no later than September 2, 1997. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

                                    MISCELLANEOUS
________________________________________________________________________________

         A copy of the Company's Annual Report on Form 10-K (without exhibits) for the year ended September 30, 1996, as filed with the SEC, will be furnished without charge to stockholders of record upon written request to Long Island Bancorp, Inc., 201 Old Country Road, Melville, New York 11747, Attention: Mary
M. Feder, Vice President, Investor Relations.

                             By Order of the Board of Directors,

                             /s/ Roger Teurfs

                             Roger Teurfs
                             Secretary


Melville, New York
January 6, 1997



         YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

PROXY

             THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                              LONG ISLAND BANCORP, INC.
                       PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                  February 18, 1997

     The undersigned hereby appoints Richard F. Chapdelaine, Frederick DeMatteis, Herbert J. McCooey, and Dr. James B. Tormey, and each of them, proxies for the undersigned, with full power of substitution, to vote all shares of Long Island Bancorp, Inc. Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Long Island Bancorp, Inc., Melville, New York, on Tuesday, February 18, 1997, at 9:30 A.M., or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment thereof.

     Please mark this proxy as indicated on the reverse side to vote any item. If you wish to vote in accordance with the Board of Directors' recommendations, please sign the reverse side; no boxes need to be checked.

ADDRESS CHANGE: PLEASE MARK ADDRESS CHANGE BOX ON REVERSE SIDE

(Continued and to be signed on other side)

                                                       /X/ PLEASE MARK
                                                           YOUR VOTE
                                                           AS THIS

The Board of Directors recommends a vote FOR Items I and II.


Item I - ELECTION OF DIRECTORS                            WITHHELD
         Nominees: Clarence M. Buxton,             FOR     FOR ALL
         Brian J. Conway, Robert J. Conway,       /  /      /  /
         Leo J. Waters, and Donald D. Wenk



WITHHELD FOR: (Write that nominee's name in the space provided below).


-------------------------------------------------------


                                         FOR    AGAINST   ABSTAIN
Item II - Approvals of Auditors         /  /     /  /     /  /



                                        I PLAN TO ATTEND MEETING           /  /

                                             ADDRESS CHANGE
                                      Please mark this box if you have    /  /
                                    written address change information
                                         on the reverse side.

Receipt is hereby acknowledged of the Long Island Bancorp, Inc. Notice of Meeting and Proxy Statement.


Signature(s)                                             Date
            ---------------------------------------------     ---------------
Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

      VOTING INSTRUCTIONS TO UNITED STATES TRUST COMPANY OF NEW YORK AS TRUSTEE
                UNDER THE LONG ISLAND SAVINGS BANK 401(k) SAVINGS PLAN
                      AND THE LISB EMPLOYEE STOCK OWNERSHIP PLAN

     I hereby direct that at the annual meeting of stockholders of Long Island Bancorp, Inc. on February 18, 1997, and at any adjournments thereof, the voting rights pertaining to the shares of Long Island Bancorp, Inc. Common Stock credited to my account under The Long Island Savings Bank 401(k) Saving Plan and/or allocated to my account under The LISB Employee Stock Ownership Plan shall be exercised as checked on this card, or if not checked, shall be voted in the discretion of the Trustee.


    ADDRESS CHANGE: PLEASE MARK ADDRESS CHANGE BOX ON REVERSE SIDE

    (Continued and to be signed on other side)


                                   See Reverse Side

                                                             /X/ PLEASE MARK
                                                                 YOUR VOTES
                                                                 AS THIS

The Board of Directors recommends a vote FOR
Items I and II.


Item I - ELECTION OF DIRECTORS                    FOR     WITHHELD
         Nominees: Clarence M. Buxton,           /  /       /  /
         Brian J. Conway, Robert J. Conway,
         Leo J. Waters, and Donald D. Wenk



WITHHELD FOR: (Write that nominee's name in the space provided below).

------------------------------------------------------



                                                     FOR    AGAINST   ABSTAIN
Item II - Approvals of Auditors                      /  /     /  /     /  /



                                             ADDRESS CHANGE

                                      Please mark this box if you have    /  /
                                    written address change information
                                         on the reverse side.

Receipt is hereby acknowledged of the Long Island Bancorp, Inc. Notice of Meeting and Proxy Statement.


Signature                                               Date
          ----------------------------------------------    ----------
Note: Please sign as name appears hereon.

                        NOTICE TO PARTICIPANTS IN
           THE LONG ISLAND SAVINGS BANK 401(k) SAVINGS PLAN
              AND THE LISB EMPLOYEE STOCK OWNERSHIP PLAN


Dear Plan Participant:

     Enclosed with this notice is a Proxy Statement of Long Island Bancorp, Inc. (the "Company"), describing the Annual Meeting of Stockholders to be held on February 18, 1997 (the "Annual Meeting"). The Annual Meeting will be for the purpose of electing five directors and ratifying the appointment of KPMG Peat Marwick LLP as the Company's independent auditors. Directors and officers of the Company will be present at the Annual Meeting to respond to any questions that stockholders may have regarding the business to be transacted. The Proxy Statement has been prepared by the Board of Directors of the Company, in connection with the business to be transacted at the Annual Meeting. THE ITEMS TO BE PRESENTED AT THE ANNUAL MEETING ARE IMPORTANT AND ARE DESCRIBED IN THE PROXY MATERIALS BEING ENCLOSED WITH THIS NOTICE.

DIRECTIONS TO THE TRUSTEE

     Only United States Trust Company of New York, as trustee (the
"Trustee") of The Long Island Savings Bank 401(k) Savings Plan (the "401(k)") and The LISB Employee Stock Ownership Plan (the "ESOP") (referred to collectively as "the Plans"), can vote the shares of the Company stock ("Shares") held by the Plans. However, under the terms of the Plans, you, as a participant in the Plans, are entitled to instruct the Trustee how to vote Shares credited to your 401(k) account and/or allocated to your account under the ESOP. The Shares held by the ESOP that are not allocated to any participant's account will be voted by the Trustee in proportion to the voting instructions received by the Trustee from all ESOP participants.

     Enclosed with this notice is a confidential voting instruction card which is provided to you for the purpose of instructing the Trustee how to vote concerning the election of directors and the ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent auditors. Your interest in this matter is very important. Please take the time to complete the instruction card and return it to the Trustee. You may instruct the Trustee to vote for, against, or to withhold consent with respect to these matters. If you do not provide instructions to the Trustee, your Shares will be voted in the discretion of the Trustee.

     The Trustee will vote all Shares held by the Plans in accordance with the instructions set forth on the voting instruction cards which are received by the Trustee on a timely basis, unless the Trustee determines such instructions are contrary to the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

CONFIDENTIALITY AND INSTRUCTIONS

     How you vote will not be revealed, directly or indirectly, to any officer, to any other employee, or any director of the Company or to anyone else, except as otherwise required by law. You should, therefore, feel completely free to instruct the Trustee to vote in the manner you think best. The Trustee will monitor the mailing of all materials relating to the Annual Meeting to the Plans' participants.

VOTING DEADLINE

     Because of the time required to tabulate voting instructions from participants before the Annual Meeting, the Trustee must establish a cut-off date for receiving your instruction card. The cut-off date established by the Trustee is 5:00 P.M. Eastern Time February 11, 1997. The Trustee cannot insure that instruction cards received after the cut-off date will be tabulated. Therefore, it is important that you act promptly and return your instruction card on or before February 11, 1997, in the envelope provided for your convenience. If the Trustee does not receive timely instructions from you, the Trustee will vote your Shares in its discretion.

    If you are a direct stockholder of Long Island Bancorp, Inc. you will receive under separate cover proxy solicitation materials, including a proxy card. The enclosed card can only be used to direct the voting of Shares held by the Plans.

FURTHER INFORMATION

     If you have questions regarding the information provided to you, you may contact the Trustee at 1-800-535-3093 between 11:00 A.M. and 8:00 P.M. Eastern Time, Monday through Friday.

     Your ability to instruct the Trustee how to vote Shares held by the Plans is an important part of your rights as a Plan participant. Please consider the enclosed material carefully and then furnish your voting instructions promptly.

Dated January 6, 1997


                        United States Trust Company of New York, as Trustee of THE LONG ISLAND SAVINGS BANK 401(k) SAVINGS PLAN
                        AND THE LISB EMPLOYEE STOCK OWNERSHIP PLAN